Exhibit 5.1

[Alston & Bird LLP letterhead]

June 29, 2006

AGL CAPITAL CORPORATION
AGL RESOURCES INC.
10 Peachtree Place
Atlanta, GA 30309

Re:	Prospectus Supplement to Registration Statement on Form S-3 (No. 333-119921)

Ladies and Gentlemen:

We have acted as counsel to AGL Resources Inc., a Georgia corporation (the “Guarantor”), and as special New York counsel to AGL Capital Corporation, a Nevada corporation and wholly owned subsidiary of the Guarantor (the “Company,” and together with the Guarantor, the “Registrants”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement dated June 27, 2006 (the “Prospectus Supplement”) to the prospectus of the Registrants dated November 9, 2004 (the “Base Prospectus,” and together with the Prospectus Supplement, the “Prospectus”) included as part of the Registration Statement on Form S-3 (File No. 333-119921) filed by the Guarantor, the Company and AGL Capital Trust III, a Delaware statutory trust, with the Commission pursuant to the Securities Act on October 22, 2004 and declared effective by the Commission on November 9, 2004 (the “Registration Statement”). The Prospectus relates to the public offering by the Company of (a) $175,000,000 aggregate principal amount of 6.375% Senior Notes due 2016 (the “Notes”) to be issued under an Indenture dated as of February 20, 2001 (the “Indenture”) between the Registrants and The Bank of New York Trust Company, N.A., a New York banking corporation, as trustee (the “Trustee”), and (b) the related guarantee of the Notes by the Guarantor (the “Guarantee,” and together with the Notes, the “Securities”). The Securities will be sold pursuant to an Underwriting Agreement dated June 27, 2006 (the “Underwriting Agreement”) between the Registrants and J.P. Morgan Securities Inc., as representative of the several underwriters named therein (the “Underwriters”). As used herein, the term “Notes” includes any additional Notes of the same series that the Company subsequently may issue pursuant to the Indenture. This opinion is being furnishing in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement; (b) the Base Prospectus; (c) the Prospectus Supplement; (d) the final term sheet filed by the Company with the Commission on June 27, 2006 as a free writing prospectus pursuant to Rule 433 under the Securities Act; (e) the documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference into the Prospectus as of the date thereof; (f) the Indenture; (g) the Articles of Incorporation of the Registrants; (h) the Bylaws of the Registrants; (i) certain resolutions of the Boards of Directors of the Registrants and committees thereof; (j) the Form T-1 Statement of Eligibility of the Trustee filed as an exhibit to the Registration Statement; (k) the form of the global certificate evidencing the Notes; (l) the Guarantee, and (m) the Underwriting Agreement, relying specifically as to matters of fact on the representations and warranties made by the Guarantor and the Company in the Underwriting Agreement. We also have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Registrants and the Trustee and of public officials, and have made such further investigations, as we have deemed appropriate as a basis for the opinion hereinafter set forth. In making all of the foregoing examinations, we have assumed the genuineness of all signatures and the capacity and legal competency of all individuals, the authenticity and completeness of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Our opinion set forth below is limited to the laws of the State of New York that are in effect on the date of this letter and that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Underwriting Agreement. We do not express any opinion herein concerning any other laws. As to certain legal matters relevant to our opinion that are governed by the laws of the State of Nevada, we have relied solely on the opinion of Woodburn and Wedge, Nevada counsel to the Company, and we have made no independent examination of the laws of that state.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the fifth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Based upon the foregoing, it is our opinion that, upon due execution of the Notes by the Company and of the Guarantee by the Guarantor, due authentication of the Notes by the Trustee in accordance with the Indenture, issuance and delivery of the Notes against payment therefor as provided in the Underwriting Agreement and delivery of the Guarantee as contemplated by the Underwriting Agreement, the Notes and the Guarantee will be validly issued and will constitute legally binding obligations of the Company and the Guarantor, respectively, enforceable against the Company and the Guarantor, respectively, in accordance with their terms, except to the extent that (a) enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally, and (b) the remedy of specific performance and other forms of equitable relief may be subject to certain defenses and to the discretion of the court before which proceedings may be brought (regardless of whether enforceability is considered in a proceeding in equity or at law).

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP

By: /s/ M. Hill Jeffries_
                                                            M. Hill Jeffries, Partner